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                                                                   Exhibit 3.101


                            ARTICLES OF INCORPORATION

                                       OF

                              ANDRITA STUDIOS, INC.

                                        I

The name of the corporation is Andrita Studios, Inc.

                                       II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

The name in the State of California of this corporation's initial agent for service of process is:

                                Karis Corporation

                                       IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 10,000.

                                        V

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       VI

The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.


Date: March 19, 2003

                                               /s/ Sandra Linares
                                               ---------------------------------
                                               Sandra Linares, Incorporator